BLUEGREEN VACATIONS CORPORATION REPORTS SECOND QUARTER 2019 RESULTS

BOCA RATON, Florida (August 6, 2019) – Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen" or the “Company") today reported its second quarter 2019 financial results.

2Q19 Highlights:

•	(Loss) Earnings per Share (“EPS”) of $(0.15), compared to $0.36 in the prior year quarter.
•	Net loss attributable to shareholders was $(11.2 million), compared to net earnings of $26.7 million in the prior year quarter.
•	Included in this quarter’s results are expenses related to our settlement with Bass Pro of $39.1 million, or $0.39 per share
•	Adjusted EBITDA of $28.7 million, compared to $41.9 million in the prior year quarter.
•	Total revenue of $195.6 million, compared to $194.9 million in the prior year quarter.
•	System-wide Sales of Vacation Ownership Interests (“VOIs”) of $163.6 million, compared to $172.0 million in the prior year quarter.

“We are pleased that during the quarter we came to a resolution of our differences with our long-time partner, Bass Pro Shops. The settlement agreement not only reinstated all of our marketing activities in Bass Pro retail stores, but resolved the issues which were delaying the expansion of our network into Cabela’s retail stores, which we believe positions us to reach an even broader audience,” said Shawn B. Pearson, Chief Executive Officer and President. “We also saw early indications of progress in our efforts to combat third-party exit firms as we realized lower default rates and provisions for loan losses in the quarter. We are eager to refocus our attention on enhancing engagement with our current owners and new owners, both through our existing sales channels as well as with new prospective marketing partners. Bluegreen offers attractive and affordable vacation options in popular, high-volume, ‘drive-to’ locations, which we believe will continue to resonate with consumers. We anticipate that our efforts will take some time to flow through to our results, but we are confident that the actions we are taking today will translate into enhanced performance over time.”

Financial Results

(dollars in millions, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	Change		2019	2018	Change

Total revenue	$195.6	$194.9	0.3%		$364.4	$362.5	0.5%
(Loss) income before non-controlling interest and
(benefit) provision for income taxes	$(10.0)	$39.4	(125.4)%		$12.2	$70.2	(82.6)%
Net (loss) income attributable to shareholders	$(11.2)	$26.7	(141.9)%		$4.0	$47.7	(91.6)%
(Loss) earnings per share basic and diluted	$(0.15)	$0.36	(141.7)%		$0.05	$0.64	(92.2)%
Adjusted EBITDA	$28.7	$41.9	(31.6)%		$54.9	$75.2	(27.0)%
Capital-light revenue(1) as a percentage of
total revenue	65.4%	70.0%	(460)	bp	68.0%	72.3%	(430)	bp

(1)

Bluegreen's "capital-light" revenue includes revenue from the sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements, as well as other fee-based services revenue and cost reimbursements revenue.

Total revenue for the three months ended June 30, 2019 was $195.6 million, compared to $194.9 million in the prior year period, primarily due to increases in resort operations and club management revenue and interest income, and a decrease in the provision for loan loss, partially offset by a decrease in VOI sales as discussed more fully under “Segment Results” below.  Adjusted EBITDA was $28.7 million in the second quarter of 2019 compared to $41.9 million in the second quarter of 2018, primarily due to lower VOI sales and higher cost of VOI sales and net carrying cost of inventory, partially offset by a lower provision for loan losses and higher profit on resort operations and club management operations.

In terms of segment results, decreased results in the Sales of VOIs and Financing segment were partially offset by growth in the Resort Operations and Club Management segment, as more fully described below.

Segment Results

Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	Change		2019	2018	Change

System-wide sales of VOIs	$163.6	$172.0	(4.9)%		$293.3	$304.8	(3.8)%
Segment adjusted EBITDA	$36.2	$48.3	(25.0)%		$67.3	$92.0	(26.8)%
Guest tours	65,167	65,570	(0.6)%		113,305	115,767	(2.1)%
Average sales price per transaction	$15,432	$15,442	(0.1)%		$15,591	$15,351	1.6%
Sales to tour conversion ratio	16.4%	17.1%	(4.1)%		16.7%	17.3%	(3.5)%
Sales volume per guest ("VPG")	$2,528	$2,646	(4.5)%		$2,603	$2,653	(1.9)%
Selling and marketing expenses, as a
% of system-wide sales of VOIs	50.7%	48.5%	220	bp	50.5%	48.9%	160	bp
Provision for loan losses	14.9%	16.4%	(150)	bp	16.1%	14.7%	140	bp
Cost of VOIs sold	15.5%	9.9%	560	bp	12.0%	6.9%	510	bp

During the second quarter of 2019, system-wide sales of VOIs were $163.6 million, compared to $172.0 million in the second quarter of 2018. The year over year change in sales was primarily driven by a  lower sale-to-tour conversion ratio, which resulted in a lower average sales volume per guest (“VPG”), in part due to disruptions at sales offices related to the Bass Pro matter, which has subsequently been resolved as described under Bass Pro Settlement below. Package sales volumes in the second quarter of 2019 increased approximately 7% compared to the second quarter of 2018 following an 8% increase in the first quarter, and these increases are expected to result in increased guest tours over the next six to 18 months.  However, the growth in package sales occurred in channels that are typically not as efficient as Bass Pro, in which the Company experienced a decrease in package sales during the quarter due to the period of time we were denied access to the Bass Pro stores.

Provision for loan losses decreased to 14.9% of gross VOI sales, compared to 16.4% in the prior year second quarter. As previously disclosed, the Company’s default rates in recent years have been adversely impacted by the actions of “timeshare exist firms” which had been encouraging some VOI owners to become delinquent and ultimately default on their obligations. The Company believes that the improvement in its default rates in the second quarter of 2019 compared to the second quarter of 2018 is in part due to its zero-tolerance strategy and ongoing steps to address this issue, which has resulted in a reduction of cease and desist letters received and a reduction in average annual default rates and correspondingly the provision for loan losses in the second quarter of 2019. The Company’s provision for loan losses has recently ranged between 14.9% and 20.7%, and expectations for the remainder of 2019 are below the midpoint of that range.

Fee-based sales commission revenue was $55.3 million in the second quarter of 2019, compared to $60.1 million in the second quarter of 2018. The period over period change reflected lower sales of third-party VOI inventory, due to lower system-wide sales as described above, as well as an average fee-based sales commission of 66% during the second quarter of 2019 as compared to 67% during the comparable prior year period.

In the second quarter of 2019, cost of VOIs sold represented 15.5% of sales of VOIs compared to 9.9% in the second quarter of 2018. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold. During the second quarter of 2018, the cost of sales benefited from VOI sales of relatively lower cost VOIs as to compared to the second quarter of 2019 where VOI sales were of relatively higher cost VOIs. Cost of VOIs sold is expected to range from 10% to 15% for the remainder of 2019.

Net carrying cost of inventory increased $3.6 million in the second quarter of 2019 compared to the second quarter of 2018, primarily due to the carrying cost associated with the Éilan Hotel and Spa, which was acquired in April 2018 and increased maintenance fees and developer subsidies associated with the increase in VOI inventory as well as decreased net operating profits from the Company’s sampler program.

Selling and marketing expense increased to 51% of system-wide sales of VOIs during the second quarter of 2019 as compared to 48% during the second quarter of 2018.  The increase in selling and marketing expenses as a percentage of system-wide sales of VOIs is primarily attributable to higher costs per guest tour and a  lower VPG, due in part to decreased sales associated with disruptions in the Company’s sales offices as a result of the recently resolved Bass Pro dispute, as well as changes in our yield management program during the 2019 period.

Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change

Resort operations and club management revenue	$45.0	$41.3	9.1%	$92.1	$82.8	11.2%
Segment adjusted EBITDA	$14.5	$13.8	5.4%	$27.7	$25.8	7.3%
Resorts managed	49	49	—%	49	49	—%

In the second quarter of 2019, resort operations and management club revenue increased by $3.7 million, or 9.1%, to $45.0 million from the prior year quarter. The increase was driven primarily by the full period of management fees in 2019 related to managed resorts added during 2018 and higher third-party rental commissions. Segment adjusted EBITDA grew by 5.4% to $14.5 million.

Bass Pro Settlement

As previously disclosed, on April 17, 2019, Bass Pro and its affiliates brought an action against the Company, alleging that the Company failed to pay certain commissions due it under the parties’ marketing agreement, amongst other alleged breaches.   On May 24, 2019, the Company received notice from Bass Pro and its affiliates that it was terminating the marketing agreement based on the failure to cure the alleged breaches.  Subsequently, the Company filed a counter claim against Bass Pro and its affiliates.

On June 13, 2019, the Company entered into a settlement agreement which resolved the action filed by Bass Pro and reinstated and amended the marketing agreement. Pursuant to the terms of the settlement agreement, Bass Pro agreed to reinstate the Company’s access to Bass Pro’s marketing channels, including Bass Pro and Cabela’s retail stores. Additionally, with no admission of any wrongdoing, the Company paid Bass Pro $20 million within 15 days after the execution of the settlement agreement; the Company agreed to pay Bass Pro $4 million on each January 1 from 2020 through 2024; and the Company agreed that Bass Pro would keep the remaining $1.5 million of an amount prepaid to them earlier in 2019 under the marketing agreement. Additionally, in lieu of the previous commission arrangement, the Company agreed to pay Bass Pro a fixed annual fee of $70,000 for each Bass Pro and Cabela’s retail store that it accesses (excluding retail stores which are designated to provide tours to Bluegreen/Big Cedar Vacations, or “Bluegreen/Big Cedar Feeder Stores”) plus $32 per net vacation package sold (less cancellations and refunds within 45 days of sale), excluding sales at Bluegreen/Big Cedar Feeder Stores. The fixed annual fee will be prorated for the remainder of 2019. Subject to the terms and conditions of the settlement agreement, the Company will generally be required to pay the fixed annual fee with respect to at least 60 Bass Pro retail stores and a minimum number of Cabela’s retail stores that increases over time to a total of at least 60 Cabela’s retail stores by the end of 2021.  Notwithstanding the foregoing, the minimum number of Bass Pro and Cabela’s retail stores for purposes of the fixed annual fee may be reduced under certain circumstances set forth in the settlement agreement, including as a result of a reduction of traffic in the stores in excess of 25% year-over-year. The Company also agreed to contribute to the Wonders of Wildlife Foundation $5.00 per net package sold (less cancellations and refunds within 45 days of sale), subject to an annual minimum of $700,000 which was not prorated for 2019. The parties executed mutual waivers and releases and agreed to the dismissal of the litigation.

Balance Sheet and Liquidity

As of June 30, 2019, unrestricted cash and cash equivalents totaled $180.2 million. Bluegreen had availability of approximately $150.6 million under its receivable-backed purchase and credit facilities and corporate credit line as of June 30, 2019, subject to eligible collateral and the terms of the facilities, as applicable.  Excluding receivable-backed notes payable, the Company’s net debt-to-EBITDA ratio as of June 30, 2019 was .23.

Free cash flow, which the Company defines as cash flow from operating activities, less capital expenditures, was $(2.  9) million for the six months ended June 30, 2019, compared to $8.1 million for the six months ended June 30, 2018. The decrease in free cash flow was primarily attributable to the $20.0 million payment to Bass Pro in June 2019, partially offset by decreased spending on the acquisition and development of inventory in the 2019 period.

Dividend

On July 30, 2019, Bluegreen’s Board of Directors declared a quarterly common stock cash dividend of $0.17 per share. The dividend is payable on August 27, 2019 to shareholders of record as of the close of trading on August 13, 2019.

Second Quarter 2019 Webcast

The Company has provided a pre-recorded business update and management presentation via webcast link, indicated below, in the Investor Relations section of its website at ir.bluegreenvacations.com. A transcript will also be available simultaneously with the webcast.  The webcast and supplemental management presentation can be accessed on the Investor Relations section of Bluegreen Vacations’ website at ir.bluegreenvacations.com. The pre-recorded presentation can also be accessed at 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and entering pin number 1135129.  The business update via dial-in will be available through midnight Sunday, September 1, 2019.  A transcript will also be available simultaneously with the webcast.

Forward-Looking Statements:

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve risks, uncertainties and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, risks relating to our ability to achieve increases in VOI sales including new owner sales; our ability to successfully implement our strategic plans and initiatives, generate earnings and long-term growth; risks that our marketing alliances will not contribute to  growth or be profitable; the risk that our business relationship with Bass Pro under the revised terms of our marketing agreement with Bass Pro may not be as profitable as under the prior terms, or at all, or otherwise result in the benefits anticipated; risks that the increases in package sales may not continue and may not result in increased guest tours in the timeframe anticipated or at all; risks that dividend payments will not continue at current levels, if at all; risks that the Company’s costs, including costs of VOIs sold, for the remainder of 2019 will not be within the expected ranges; risks that the Company’s efforts to address the increase in default rates may not be successful and default rates may not decrease and may exceed the Company’s expectations; and the additional risks and uncertainties described in Bluegreen's filings with the Securities and Exchange Commission, including, without limitation, those described in the “Risk Factors” section of Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2018 and those described in Bluegreen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which is expected to be filed on or about August 6, 2019.  Bluegreen cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Bluegreen does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements.

Non-GAAP Financial Measures:

The Company refers to certain non-GAAP financial measures in this press release, including system-wide sales of VOIs, Adjusted EBITDA and free cash flow.  Please see the supplemental tables and definitions attached herein for additional information and reconciliation of such non-GAAP financial measures.

About Bluegreen Vacations Corporation:

Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 217,000 owners, 69 Club and Club Associate Resorts and access to more than 11,300 other hotels and resorts through partnerships and exchange networks as of June 30, 2019. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is approximately 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

About BBX Capital Corporation:

BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB) is a Florida-based diversified holding company whose principal investments include Bluegreen Vacations Corporation (NYSE: BXG), BBX Capital Real Estate, Renin Holdings, and IT’SUGAR. For additional information, please visit www.BBXCapital.com.

Contact:

Bluegreen Vacations Corporation
Investor Relations:
Nikki Sacks, 203-682-8263
or
Evelyn Infurna, 203-682-8265
Email: bluegreenvac@icrinc.com

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (UNAUDITED)

(In thousands, except for per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue:
Gross sales of VOIs	$80,221	$82,027	$143,105	$146,187
Estimated uncollectible VOI notes receivable	(11,919)	(13,454)	(23,072)	(21,473)
Sales of VOIs	68,302	68,573	120,033	124,714

Fee-based sales commission revenue	55,343	60,086	100,555	105,940
Other fee-based services revenue	30,703	30,391	60,271	58,415
Cost reimbursements	17,358	14,059	37,594	30,260
Interest income	21,875	21,118	43,883	42,240
Other income, net	1,993	710	2,082	891
Total revenue	195,574	194,937	364,418	362,460

Costs and expenses:
Cost of VOIs sold	10,572	6,789	14,420	8,601
Cost of other fee-based services	19,924	16,634	42,792	34,045
Cost reimbursements	17,358	14,059	37,594	30,260
Selling, general and administrative expenses	147,668	109,580	237,882	203,129
Interest expense	10,061	8,495	19,567	16,262
Total costs and expenses	205,583	155,557	352,255	292,297

(Loss) income before non-controlling interest
and (benefit) provision for income taxes	(10,009)	39,380	12,163	70,163
(Benefit) provision for income taxes	(3,957)	9,353	1,346	16,554
Net (loss) income	(6,052)	30,027	10,817	53,609
Less: Net income attributable to non-controlling interest	5,131	3,317	6,847	5,924
Net (loss) income attributable to Bluegreen
Vacations Corporation shareholders	$(11,183)	$26,710	$3,970	$47,685

Comprehensive (loss) income attributable to
Bluegreen Vacations Corporation
shareholders	$(11,183)	$26,710	$3,970	$47,685

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (UNAUDITED)

(In thousands, except for share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
(Loss) Earnings per share attributable to Bluegreen Vacations Corporation shareholders - Basic and diluted	$(0.15)	$0.36	$0.05	$0.64

Weighted average number of common shares outstanding:
Basic and diluted	74,446	74,734	74,446	74,734

Cash dividends declared per share	$0.17	$0.15	$0.34	$0.30

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the Six Months Ended
	June 30,
	2019	2018
Operating activities:
Net income	$10,817	$53,609
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	9,056	7,597
Gain on disposal of property and equipment	(1,945)	—
Provision for loan losses	23,055	21,447
(Benefit) provision for deferred income taxes	(10,041)	2,215
Changes in operating assets and liabilities:
Notes receivable	(24,742)	(24,236)
Prepaid expenses and other assets	(11,674)	(16,122)
Inventory	(8,071)	(25,770)
Accounts payable, accrued liabilities and other, and
deferred income	25,157	4,475
Net cash provided by operating activities	11,612	23,215

Investing activities:
Purchases of property and equipment	(14,516)	(15,105)
Proceeds from sale of property and equipment	1,820	—
Net cash used in investing activities	(12,696)	(15,105)

Financing activities:
Proceeds from borrowings collateralized
by notes receivable	45,095	73,706
Payments on borrowings collateralized by notes receivable	(66,769)	(68,531)
Proceeds from borrowings collateralized
by line-of-credit facilities and notes payable	20,386	50,042
Payments under line-of-credit facilities and notes payable	(17,407)	(24,671)
Payments of debt issuance costs	(132)	(187)
Dividends paid	(25,312)	(22,420)
Net cash (used in) provided by financing activities	(44,139)	7,939
Net (decrease) increase in cash and cash equivalents
and restricted cash	(45,223)	16,049
Cash, cash equivalents and restricted cash at beginning of period	273,134	243,349
Cash, cash equivalents and restricted cash at end of period	$227,911	$259,398

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$16,871	$14,250
Income taxes paid	$14,357	$14,618
Supplemental schedule of non-cash investing and financing activities:
Acquisition of inventory, property, and equipment for notes payable	$—	$24,258

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except for per share data)

	June 30,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$180,166	$219,408
Restricted cash ($19,018 and $28,400 in VIEs at June 30, 2019
and December 31, 2018, respectively)	47,745	53,726
Notes receivable, net ($308,042 and $341,975 in VIEs
at June 30, 2019 and December 31, 2018, respectively)	440,854	439,167
Inventory	342,220	334,149
Prepaid expenses	14,946	10,097
Other assets	57,970	49,796
Operating lease assets	23,395	—
Intangible assets, net	61,556	61,845
Loan to related party	80,000	80,000
Property and equipment, net	102,361	98,279
Total assets	$1,351,213	$1,346,467

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$18,270	$19,515
Accrued liabilities and other	102,183	80,364
Operating lease liabilities	24,584	—
Deferred income	17,668	16,522
Deferred income taxes	81,015	91,056
Receivable-backed notes payable - recourse	86,820	76,674
Receivable-backed notes payable - non-recourse (in VIEs)	351,316	382,257
Lines-of-credit and notes payable	136,796	133,391
Junior subordinated debentures	71,691	71,323
Total liabilities	890,343	871,102

Commitments and Contingencies

Shareholders' Equity
Common stock, $.01 par value, 100,000,000 shares authorized; 74,445,923
shares issued and outstanding at June 30, 2019 and December 31, 2018	744	744
Additional paid-in capital	270,369	270,369
Retained earnings	137,299	158,641
Total Bluegreen Vacations Corporation shareholders' equity	408,412	429,754
Non-controlling interest	52,458	45,611
Total shareholders' equity	460,870	475,365
Total liabilities and shareholders' equity	$1,351,213	$1,346,467

BLUEGREEN VACATIONS CORPORATION

ADJUSTED EBITDA RECONCILIATION

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Net (loss) income attributable to shareholders	$(11,183)	$26,710	$3,970	$47,685
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	5,131	3,317	6,847	5,924
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(5,193)	(3,292)	(6,974)	(5,884)
(Gain) loss on assets held for sale	(1,989)	11	(1,980)	(9)
Add: depreciation and amortization	3,504	2,989	6,870	5,917
Less: interest income (other than interest earned on VOI notes receivable)	(1,792)	(1,381)	(3,638)	(2,816)
Add: interest expense - corporate and other	4,991	3,873	9,235	6,930
Add: franchise taxes	25	43	60	124
Add: (benefit) provision for income taxes	(3,957)	9,353	1,346	16,554
Add: corporate realignment cost	—	275	—	751
Add: Bass Pro settlement	39,121	—	39,121	—
Total Adjusted EBITDA	$28,658	$41,898	$54,857	$75,176

BLUEGREEN VACATIONS CORPORATION

SEGMENT ADJUSTED EBITDA SUMMARY

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Adjusted EBITDA - sales of VOIs and financing	$36,197	$48,255	$67,327	$91,981
Adjusted EBITDA - resort operations and club management	14,490	13,750	27,726	25,829
Total Segment Adjusted EBITDA	50,687	62,005	95,053	117,810
Less: corporate and other	(22,029)	(20,107)	(40,196)	(42,634)
Total Adjusted EBITDA	$28,658	$41,898	$54,857	$75,176

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended June 30,
	2019		2018
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Developed VOI sales (1)	$99,271	61%	$80,715	47%
Secondary Market sales	53,337	33	55,258	32
Fee-Based sales	83,352	51	89,934	52
JIT sales	2,418	1	15,314	9
Less: Equity trade allowances (6)	(74,805)	(46)	(69,260)	(40)
System-wide sales of VOIs	163,573	100%	171,961	100%
Less: Fee-Based sales	(83,352)	(51)	(89,934)	(52)
Gross sales of VOIs	80,221	49	82,027	48
Provision for loan losses (2)	(11,919)	(15)	(13,454)	(16)
Sales of VOIs	68,302	42	68,573	40
Cost of VOIs sold (3)	(10,572)	(15)	(6,789)	(10)
Gross profit (3)	57,730	85	61,784	90
Fee-Based sales commission revenue (4)	55,343	66	60,086	67
Financing revenue, net of financing expense	15,225	9	15,160	9
Other fee-based services - title operations, net	1,941	1	2,060	1
Net carrying cost of VOI inventory	(5,288)	(3)	(1,650)	(1)
Selling and marketing expenses	(83,001)	(51)	(83,323)	(48)
General and administrative expenses - sales and marketing	(46,408)	(28)	(7,511)	(4)
Operating profit - sales of VOIs and financing	(4,458)	-3%	46,606	27%
Add: Depreciation and amortization	1,534		1,649
Add: Bass Pro Settlement	39,121		—
Adjusted EBITDA - sales of VOI and financing	$36,197		$48,255

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Six Months Ended June 30,
	2019		2018
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Developed VOI sales (1)	$167,424	57%	$128,246	42%
Secondary Market sales	112,490	38	131,547	43
Fee-Based sales	150,146	51	158,618	52
JIT sales	4,652	2	18,683	6
Less: Equity trade allowances (6)	(141,461)	(48)	(132,289)	(43)
System-wide sales of VOIs	293,251	100%	304,805	100%
Less: Fee-Based sales	(150,146)	(51)	(158,618)	(52)
Gross sales of VOIs	143,105	49	146,187	48
Provision for loan losses (2)	(23,072)	(16)	(21,473)	(15)
Sales of VOIs	120,033	41	124,714	41
Cost of VOIs sold (3)	(14,420)	(12)	(8,601)	(7)
Gross profit (3)	105,613	88	116,113	93
Fee-Based sales commission revenue (4)	100,555	67	105,940	67
Financing revenue, net of financing expense	30,090	10	29,923	10
Other fee-based services - title operations, net	3,459	1	3,506	1
Net carrying cost of VOI inventory	(12,976)	(4)	(4,167)	(1)
Selling and marketing expenses	(148,223)	(51)	(149,006)	(49)
General and administrative expenses - sales and marketing	(53,382)	(18)	(13,644)	(4)
Operating profit - sales of VOIs and financing	25,136	9%	88,665	29%
Add: Depreciation and amortization	3,070		3,316
Add: Bass Pro Settlement	39,121		—
Adjusted EBITDA - sales of VOIs and financing	$67,327		$91,981

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us under our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Provision for loan losses is calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT

SALES AND MARKETING DATA

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change

Number of sales offices at period-end	26	24	8	26	24	8
Number of active sales arrangements with third-party clients at period-end	15	14	7	15	14	7
Total number of VOI sales transactions	10,674	11,235	(5)	18,917	20,004	(5)
Average sales price per transaction	$15,432	$15,442	—	$15,591	$15,351	2
Number of total guest tours	65,167	65,570	(1)	113,305	115,767	(2)
Sale-to-tour conversion ratio– total marketing guests	16.4%	17.1%	(4)	16.7%	17.3%	(3)
Number of new guest tours	40,473	41,628	(3)	68,537	71,507	(4)
Sale-to-tour conversion ratio– new marketing guests	13.6%	14.8%	(8)	13.7%	14.8%	(7)
Percentage of sales to existing owners	53.0%	49.0%	8	54.7%	51.2%	7
Average sales volume per guest	$2,528	$2,646	(4)	$2,603	$2,653	(2)

BLUEGREEN VACATIONS CORPORATION

RESORT OPERATIONS AND CLUB MANAGEMENT SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
(dollars in thousands)	2019		2018		2019		2018
Resort operations and club management revenue	$45,021		$41,275		$92,097		$82,812
Resort operations and club management expense	(30,895)		(27,928)		(65,101)		(57,781)
Operating profit - resort operations and club management	14,126	31%	13,347	32%	26,996	29%	25,031	30%
Add: Depreciation	364		403		730		798
Adjusted EBITDA - resort operations and club management	$14,490		$13,750		$27,726		$25,829

BLUEGREEN VACATIONS CORPORATION

CORPORATE AND OTHER - ADJUSTED EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(dollars in thousands)	2019	2018	2019	2018
General and administrative expenses - corporate and other	$(18,629)	$(18,870)	$(36,757)	$(40,462)
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(5,193)	(3,292)	(6,974)	(5,884)
Other income, net	1,993	710	2,082	891
Add: Financing revenue - corporate and other	1,950	1,460	3,941	2,968
Less: Interest income (other than interest earned on VOI notes receivable)	(1,792)	(1,381)	(3,638)	(2,816)
Franchise taxes	25	43	60	124
(Gain) Loss on assets held for sale	(1,989)	11	(1,980)	(9)
Depreciation and amortization	1,606	937	3,070	1,803
Corporate realignment cost	—	275	—	751
Corporate and other	$(22,029)	$(20,107)	$(40,196)	$(42,634)

BLUEGREEN VACATIONS CORPORATION

FREE CASH FLOW RECONCILIATION

	For the Six Months Ended June 30,
(in thousands)	2019	2018
Net cash provided by operating activities	$11,612	$23,215
Purchases of property and equipment	(14,516)	(15,105)
Free Cash Flow	$(2,904)	$8,110

BLUEGREEN VACATIONS CORPORATION

OTHER FINANCIAL DATA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Financing Interest Income	$19,925	$19,658	$39,942	$39,272
Financing Interest Expense	(5,070)	(4,622)	(10,332)	(9,332)
Non-Financing Interest Income	1,950	1,460	3,941	2,968
Non-Financing Interest Expense	(4,991)	(3,873)	(9,235)	(6,930)
Mortgage Servicing Income	1,544	1,471	3,034	2,916
Mortgage Servicing Expense	(1,174)	(1,347)	(2,554)	(2,933)
Title Revenue	3,040	3,175	5,768	5,863
Title Expense	(1,099)	(1,115)	(2,309)	(2,357)

BLUEGREEN VACATIONS CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION

(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Gross sales of VOIs	$80,221	$82,027	$143,105	$146,187
Add: Fee-Based sales	83,352	89,934	150,146	158,618
System-wide sales of VOIs	$163,573	$171,961	$293,251	$304,805

BLUEGREEN VACATIONS CORPORATION

TRAILING TWELVE MONTH ADJUSTED EBITDA

(In thousands)

For the Twelve Months Ended
June 30, 2019
Net income attributable to shareholders	$44,247
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	13,313
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(13,558)
(Gain) on assets held for sale	(1,968)
Add: depreciation and amortization	13,345
Less: interest income (other than interest earned on VOI notes receivable)	(6,866)
Add: interest expense - corporate and other	17,500
Add: franchise taxes	135
Add: provision for income taxes	13,333
Add: corporate realignment cost	2,899
Add: Bass Pro settlement	39,121
Total Adjusted EBITDA	$121,501

BLUEGREEN VACATIONS CORPORATION
DEFINITIONS

Principal Components Affecting our Results of Operations

Principal Components of Revenue

Fee-Based Sales.  Represent sales of third-party VOIs where we are paid a commission.

JIT Sales.  Represent sales of VOIs acquired from third parties in close proximity to when we intend to sell such VOIs.

Secondary Market Sales.  Represent sales of VOIs acquired from HOAs or other owners, typically in connection with HOA maintenance fee defaults. This inventory is generally purchased at a greater discount to retail price compared to developed VOI sales and JIT sales.

Developed VOI Sales.  Represent sales of VOIs in resorts that we have developed or acquired (not including inventory acquired through JIT and secondary market arrangements).

Financing Revenue.  Represents revenue from the financing of VOI sales, which includes interest income and loan servicing fees. This also includes fees from certain third-party developers for providing mortgage servicing of loans granted by them to purchasers of their VOIs.

Resort Operations and Club Management Revenue.  Represents recurring fees from managing the Vacation Club and transaction fees for certain resort amenities and certain member exchanges. We also earn recurring management fees under our management agreements with HOAs for day-to-day management services, including oversight of housekeeping services, maintenance, and certain accounting and administrative functions.

Other Fee-Based Services.  Represents revenue earned from various other services that produce recurring, predictable and long-term revenue, such as title services.

Principal Components of Expenses

Cost of VOIs Sold. Represents the cost at which our owned VOIs sold during the period were relieved from inventory. In addition to inventory from our VOI business, our owned VOIs also include those that were acquired by us under JIT and secondary market arrangements. Compared to the cost of our developed VOI inventory, VOIs acquired in connection with JIT arrangements typically have a relatively higher associated cost of sales as a percentage of sales while those acquired in connection with secondary market arrangements typically have a lower cost of sales as a percentage of sales as secondary market inventory is generally obtained from HOAs at a significant discount to retail price. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold (primarily due to offered volume discounts, and taking into account consideration of cumulative sales to existing owners). Additionally, the effect of changes in estimates under the relative sales value method, including estimates of projected sales, future defaults, upgrades and incremental revenue from the resale of repossessed VOI inventory, are reflected on a retrospective basis in the period the change occurs. Cost of sales will typically be favorably impacted in periods where a significant amount of secondary market VOI inventory is acquired or actual defaults and equity trades are higher and the resulting change in estimate is recognized. While we believe that there is additional inventory that can be obtained through the secondary market at favorable prices to us in the future, there can be no assurance that such inventory will be available as expected.

Net Carrying Cost of VOI Inventory.  Represents the maintenance fees and developer subsidies for unsold VOI inventory paid or accrued to the HOAs that maintain the resorts. We attempt to offset this expense, to the extent possible, by generating revenue from renting our VOIs and by utilizing the inventory in our sampler programs. We net such revenue from this expense item.

Selling and Marketing Expense.  Represents costs incurred to sell and market VOIs, including costs relating to marketing and incentive programs, tours, and related wages and sales commissions. Revenue from vacation package sales are netted against selling and marketing expenses.

Financing Expense.  Represents financing interest expense related to our receivable-backed debt, amortization of the related debt issuance costs and other expenses incurred in providing financing and servicing loans, including administrative costs associated with mortgage servicing activities for our loans and the loans of certain third-party developers.  Mortgage servicing activities include, amongst other things, payment processing, reporting and collection services.

Resort Operations and Club Management Expense.  Represents costs incurred to manage resorts and the Vacation Club, including payroll and related costs and other administrative costs to the extent not reimbursed by the Vacation Club or HOAs.

General and Administrative Expense.  Primarily represents compensation expense for personnel supporting our business and operations, professional fees (including consulting, audit and legal fees), and administrative and related expenses.

Key Business and Financial Metrics and Terms Used by Management

Sales of VOIs.  Represent sales of our owned VOIs, including developed VOIs and those acquired through JIT and secondary market arrangements, reduced by equity trade allowances and an estimate of our provision for loan losses. In addition to the factors impacting system-wide sales of VOIs, sales of VOIs are impacted by the proportion of system-wide sales of VOIs sold on behalf of third-parties on a commission basis, which are not included in sales of VOIs.

System-wide Sales of VOIs.  Represents all sales of VOIs, whether owned by us or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in our Vacation Club through the same selling and marketing process we use to sell our VOI inventory. We consider system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by our sales and marketing operations without regard to whether we or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs is not a recognized term under GAAP and should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing our results as reported under GAAP.

Guest Tours.  Represents the number of sales presentations given at our sales centers during the period.

Sale to Tour Conversion Ratio.  Represents the rate at which guest tours are converted to sales of VOIs and is calculated by dividing the number of sales transactions by the number of guest tours.

Average Sales Volume Per Guest (“VPG”).  Represents the sales attributable to each guest tour at our sales locations and is calculated by dividing VOI sales by guest tours. We consider VPG to be an important operating measure because it measures the effectiveness of our sales process, combining the average transaction price with the sale-to-tour conversion ratio.

Adjusted EBITDA.  We define Adjusted EBITDA as earnings, or net income (loss), before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by our VOI notes receivable), income and franchise taxes, loss (gain) on assets held for sale, depreciation and amortization, amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which we own a 51% interest), and items that we believe are not representative of ongoing operating results, including $39.1 million of expenses incurred during the three and six months ended June 30, 2019 in connection with the Bass Pro Settlement. For purposes of the Adjusted EBITDA calculation, no adjustments were made for interest income earned on our VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of our business.

We consider our total Adjusted EBITDA and our Segment Adjusted EBITDA to be an indicator of our operating performance, and it is used by us to measure our ability to service debt, fund capital expenditures and expand our business. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing our results as reported under GAAP. The limitations of using Adjusted EBITDA as an analytical tool include, without limitation, that Adjusted EBITDA does not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness (other than as noted above); (iii) our tax expense or the cash requirements to pay our taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, our definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.